Aradigm Announces Fourth Quarter 2007 and Full Year Financial Results

Company Advances Development Programs for Severe Respiratory Disease

Hayward, CA – March 25, 2008 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2007.

The Company reported revenues for the three months ended December 31, 2007 of $18,000, compared with $808,000 for the same period in 2006. The decrease in revenue is primarily due to the Company’s focus on proprietary development programs in the fourth quarter of 2007, versus partnered programs in the prior year. Total operating expenses for the fourth quarter of 2007 were $7.7 million, compared with total operating expenses of $6.5 million for the same period in 2006. This increase was due to timing of research and development expenses associated with the Company’s lead product candidates, ARD 3100 and ARD 3150, inhaled liposomal ciprofloxacin for the treatments of cystic fibrosis and bronchiectasis, respectively.

The net loss for the fourth quarter of 2007 was $7.2 million, or $0.13 per share, compared with a net loss of $5.4 million, or $0.37 per share, for the same period in 2006. The fourth quarter 2007 results reflect an increase in research and development activity over the comparable period in the prior year.

Full Year Results

Revenues for the year ended December 31, 2007 were $961,000, compared with revenues of $4.8 million in 2006. Revenues for the full year 2007 were derived primarily from collaboration and product development contract payments related to the Company’s inhalation anthrax program. Total operating expenses for 2007 were $27.4 million, compared with total operating expenses of $38.9 million in 2006. The net loss for the year ended December 31, 2007 was $24.2 million, or $0.48 per share, compared with a net loss of $13.0 million, or $0.89 per share, in 2006. The 2006 results reflect a $20.0 million gain recognized in the third quarter of that year from the sale of patents and future royalty interests to Novo Nordisk related to the AERx® insulin Diabetes Management System (iDMS) program.

As of December 31, 2007, cash, cash equivalents and short-term investments totaled $40.5 million.

Fourth Quarter and Recent Highlights

•	Initiated a Phase 2a study of the proprietary inhaled liposomal formulation of ciprofloxacin in patients with cystic fibrosis. The Phase 2 study is a multicenter trial in 24 adult cystic fibrosis patients. This safety and efficacy study follows the successful completion of a Phase 1 safety, tolerability and pharmacokinetics trial in healthy volunteers and the previously executed preclinical toxicology program.

•	Announced results of the first human clinical trial demonstrating rapid pulmonary absorption following inhalation of water solutions of nicotine salt from the AERx Essence® inhalation system paralleled by reduction in cravings for cigarettes.

•	Appointed Timothy Lynch to the board of directors. Mr. Lynch has extensive experience in corporate finance, previously holding the position of chief financial officer of publicly-traded biopharmaceutical companies Tercica and InterMune.

“Last year, we advanced our lead program, inhaled liposomal ciprofloxacin, for the treatment of infections associated with severe respiratory disease, from preclinical testing through Phase 1 and into the current Phase 2a study in cystic fibrosis,” said Igor Gonda, Ph.D., the Company’s President and CEO. “Importantly, we ended the year with a cash balance that will enable us to conduct a Phase 2a study with liposomal ciprofloxacin in bronchiectasis as well as advance additional self-funded and partnered opportunities towards clinical testing. This year we expect to complete a bridging study with treprostinil administered via our AERx Essence inhalation system, comparing it to the nebulizer used in Lung Rx’s Phase 3 study for the treatment of pulmonary arterial hypertension, which would allow us to reach an important clinical milestone in our collaboration with Lung Rx, a wholly owned subsidiary of United Therapeutics.”

The Company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time, to discuss these financial results. Dial toll free 1 (800) 323-0845, or for International callers, dial +1 (706) 634-8407. The passcode for participation is 39214480. For those unable to listen to the live broadcast, a replay will be available under the Investors section of the company website or by dialing 1 (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international) and entering in the conference ID 39214480 beginning approximately one hour after the completion of the call.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment and prevention of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension, inhalation anthrax infections and smoking cessation. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the potential for new products, the execution of the Company’s new strategy and the timing and completion of studies and clinical trials, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and AERx Essence are registered trademarks and the Aradigm Logo is a trademark of Aradigm Corporation.

Contact:
Investor Relations
Aradigm
(510) 265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
(310) 691-7100

[financial tables follow]

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Three months ended		Year ended
	December 31,		December 31,
	(unaudited)
	2007	2006	2007	2006
			*	*
Contract and milestone revenues	$18	$808	$961	$4,814

Operating expenses:
Research and development	5,623	4,554	16,770	22,198
General and administrative	2,029	1,665	8,401	10,717
Restructuring and asset impairment	25	286	2,182	6,003

Total operating expenses	7,677	6,505	27,353	38,918

Loss from operations	(7,659)	(5,697)	(26,392)	(34,104)
Gain on sale of patent and royalty interest	—	—	—	20,000
Interest income	553	412	2,573	1,251
Interest expense	(100)	(96)	(393)	(197)
Other (expense) income	(4)	(3)	11	23

Net loss	$(7,210)	$(5,384)	$(24,201)	$(13,027)

Basic and diluted net loss per common share	$(0.13)	$(0.37)	$(0.48)	$(0.89)

Shares used in computing
Basic and diluted net loss per common share **	53,997	14,531	50,721	14,642

• The statements of operations data for the years ended December 31, 2007 and 2006 have been derived for the audited financial statements for those periods.
** All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in January 2006.

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2007	2006
	*	*

ASSETS
Current assets:
Cash and cash equivalents	$29,964	$27,013
Short-term investments	10,546	501
Receivables	500	643
Restricted cash	152	—
Prepaid expenses and other current assets	971	1,002
Total current assets	42,133	29,159
Property and equipment, net	3,223	2,592
Notes receivable from officers and employees	33	31
Restricted cash	153	—
Other assets	271	444

Total assets	$45,813	$32,226

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,658	$1,151
Accrued cost of clinical and other studies	789	278
Accrued compensation	1,252	1,814
Deferred revenue	880	—
Facility lease exit obligation	376	—
Other accrued liabilities	584	511

Total current liabilities	5,539	3,754
Deferred rent	283	1,035
Facility lease exit obligation	1,373	—
Other accrued liabilities	248	29
Note payable and accrued interest to related party	8,071	7,686
Convertible preferred stock	—	23,669
Shareholders’ equity (deficit)	30,299	(3,947)

Total liabilities, convertible preferred stock, and shareholders’ equity (deficit)	$45,813	$32,226

• The balance sheets at December 31, 2007 and 2006 have been derived from the audited financial statements at that date.

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